Exhibit 10.2
EXECUTION VERSION

FOURTH AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT

This FOURTH AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of September 25, 2025, is entered into by and among the following parties:
(i)ROCKFORD ARS, LLC, as Seller;
(ii)WOLVERINE WORLD WIDE, INC. (“Wolverine”), as initial Master Servicer;
(iii)BANK OF AMERICA, N.A. (“BofA”), as a Purchaser; and
(iv)WELLS FARGO BANK, N.A. (“Wells”), as Administrative Agent and as a Purchaser.
Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Purchase Agreement described below.
BACKGROUND
A.The Seller, the Master Servicer, BofA and Wells have entered into a Receivables Purchase Agreement, dated as of December 7, 2022 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”).
B.Concurrently herewith, the Seller, the Purchasers and the Administrative Agent are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).
C.The parties hereto desire to amend the Receivables Purchase Agreement as set forth herein.

NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:
SECTION 1. Amendments to the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby amended as follows to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.
SECTION 2. Representations and Warranties of the Seller and the Master Servicer. The Seller and the Master Servicer hereby represent and warrant to each of the parties hereto as of the date hereof, as follows:
(a)Representations and Warranties. The representations and warranties made by it in the Receivables Purchase Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects on and as of the date hereof, as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.
(b)Power and Authority; Due Authorization. It (i) has all necessary corporate or limited liability company power and authority, as applicable to (A) execute and deliver this Amendment and the Fee Letter and (B) perform its obligations under this Amendment, the Receivables Purchase Agreement (as amended by this Amendment), the Fee Letter and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution and delivery of this Amendment, the Fee Letter and the performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Purchase Agreement (as amended by this Amendment), the Fee Letter and the other Transaction Documents to which it is a party.
(c)No Conflict or Violation. The execution and delivery of this Amendment and the Fee Letter, and the performance of the transactions contemplated by this Amendment, Receivables Purchase Agreement (as amended by this Amendment), the Fee Letter and the other Transaction Documents and the fulfillment of the terms of this Amendment, the Receivables Purchase Agreement (as amended by this Amendment), the Fee Letter and the other Transaction Documents will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Sold Assets or Seller Collateral pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Amendment, the Receivables Purchase Agreement (as amended by this Amendment), the Fee Letter and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect..
(d)No Event of Termination. No Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from this Amendment, the Fee Letter or the transactions contemplated hereby or thereby.
(e)Capital Coverage Deficit. No Capital Coverage Deficit exists or would exist after giving effect to this Amendment, the Fee Letter or the transactions contemplated hereby or thereby.
(f)Aggregate Capital. Both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, the Aggregate Capital does not exceed the Facility Limit.

(g)Termination Date. The Termination Date has not occurred.
SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Purchase Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase Agreement to “this Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, and all references in any other Transaction Document to “the Receivables Purchase Agreement”, “thereof”, “therein”, or in each case words of similar effect referring to the Receivables Purchase Agreement shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein. The Receivables Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.
SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof, subject to the conditions precedent that the Administrative Agent shall have received each of the following:
(a)counterparts to this Amendment executed by each of the parties hereto;
(b)counterparts to the Fee Letter, duly executed by each of the other parties thereto;
(c)evidence that each Purchaser has received its “Upfront Fee” (under and as defined in the Fee Letter) in accordance with the terms of the Fee Letter; and
(d)a pro-forma Monthly Report, prepared after giving effect to this Amendment.
SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 6. Transaction Document. This Amendment shall each be a “Transaction Document” for purposes of the Receivables Purchase Agreement and each other Transaction Document.
SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Transaction Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8. GOVERNING LAW AND JURISDICTION.
(a)THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
(b)EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE MASTER SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE FEE LETTER OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE MASTER SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE MASTER SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER AND THE MASTER SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
SECTION 9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, THE FEE LETTER OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement or any provision hereof or thereof.
SECTION 11. Reaffirmation of the Performance Guarantee. After giving effect to this Amendment, the Fee Letter and the transactions contemplated hereby and thereby, all provisions of the Performance Guarantee shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guarantee and acknowledges that the Performance Guarantee has continued and shall continue in full force and effect in accordance with its terms.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ROCKFORD ARS, LLC

/s/ Taryn L. Miller
Name: Taryn L. Miller
Title: President and Treasurer

WOLVERINE WORLD WIDE, INC.,
as the Master Servicer

/s/ Taryn L. Miller
Name: Taryn L. Miller
Title: Chief Financial Officer and Treasurer

WOLVERINE WORLD WIDE, INC.,
as the Performance Guarantor

/s/ Taryn L. Miller
Name: Taryn L. Miller
Title: Chief Financial Officer and Treasurer

WELLS FARGO BANK, N.A.,
as Administrative Agent

/s/ Taylor Cloud
Name: Taylor Cloud
Title: Executive Director

WELLS FARGO BANK, N.A.,
as a Purchaser

/s/ Taylor Cloud
Name: Taylor Cloud
Title: Executive Director

BANK OF AMERICA, N.A.,
as a Purchaser

/s/ Ross Glynn
Name: Ross Glynn
Title: Senior Vice President

EXHIBIT A
Amendments to Receivables Purchase Agreement (Attached)

CONFORMED COPY

~~CONFORMED~~EXHIBIT A TO AMENDMENT NO. ~~3~~4, DATED ~~April 15~~SEPTEMBER
25, ~~2024~~2025

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 7, 2022

by and among

ROCKFORD ARS, LLC,
as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers,

WELLS FARGO BANK, N.A.,
as Administrative Agent,

and

WOLVERINE WORLD WIDE, INC.,
as initial Master Servicer

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 7, 2022 by and among the following parties:
(i)ROCKFORD ARS, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);
(ii)the Persons from time to time party hereto as Purchasers;
(iii)WELLS FARGO BANK, N.A. (“Wells”), as Administrative Agent; and
(iv)WOLVERINE WORLD WIDE, INC., a Delaware corporation, in its individual capacity (“Wolverine”) and as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”).
PRELIMINARY STATEMENTS
The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Sale Agreements. The Seller desires to sell certain of the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted Daily One Month Term SOFR” means, for purposes of any calculation, the rate per annum equal to ~~(a)~~ Daily One Month Term SOFR for such day ~~plus (b) the Term SOFR  Adjustment~~; provided that if Adjusted Daily One Month Term SOFR as so determined shall ever be less than the Floor, then Adjusted Daily One Month Term SOFR shall be deemed to be the Floor.
“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.
“Administrative Agent” means Wells, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Pool Balance at such time, minus (b) the Required Reserve at such time.
“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the lesser of (x) the Capital Coverage Amount at such time and (y) the Facility Limit at such time.
“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement and any other Transaction Document, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Certificate of Formation” means the Certificate of Formation of the Seller filed with the Delaware Secretary of State on October 18, 2022.
“Change in Control” means the occurrence of any of the following:
(a)Wolverine Outdoors ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims;
(b)Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator;
(c)any Subordinated Note shall at any time cease to be owned by a U.S. Originator, free and clear of all Adverse Claims; or
(d)a “Change of Control” under the Wolverine Credit Agreement as in effect on the ~~Closing~~Fourth Amendment Effective Date (without giving effect to any waiver, amendment, restatement, supplement or other modification or termination thereof).
“Change in Law” means the occurrence, after the Closing Date, of any of the following:
(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(b)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is domiciled in any Tier 1 Country or any Tier 2 Country, over (ii) the product of (x) ~~10.0~~15.0%, multiplied by (y) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus
(c)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is domiciled in any Tier 3 Country or any Special Country, over (ii) the product of (x) ~~8.0~~12.0%, multiplied by (y) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus
(d)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that constitute Extended Terms Receivable (61-90), over (ii) the product of (x) ~~35.0~~45.0%, multiplied by (y) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus
(e)the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that constitute Extended Terms Receivable (91-150), over (ii) the product of (x) 7.5%, multiplied by (y) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus
(f)the sum of the amounts calculated for each group of Country Specific Receivables (other than Canada) equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such group of Country Specific Receivables, over (ii) the product of (x) the applicable Country Specific Individual Percentage for the related Approved Foreign Jurisdiction, multiplied by (y) the aggregate Outstanding Balance of all Receivables then in the Receivables Pool.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person:
(a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser becomes a Purchaser or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Extended Terms Receivable (61-90)” means any Receivable which is due more than sixty (60) calendar days but not more than ninety (90) calendar days following the original invoice date therefor.
“Extended Terms Receivable (91-150)” means any Receivable which is due more than ninety (90) calendar days but not more than one hundred fifty (150) calendar days following the original invoice date therefor.
“Facility Account” means the Seller’s account no. 905702756 at JPMorgan Chase Bank, N.A., ABA #021000021, Account Name: Rockford ARS, LLC, or such other account as may be designated by the Seller from time to time in a writing delivered to the Administrative Agent and each Purchaser.
“Facility Limit” means as of any date of determination, the aggregate Commitment of all Purchasers on such date, as reduced from time to time pursuant to Section 2.02(e) or increased pursuant to Section 2.02(g). References to the unused portion of the Facility Limit means, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.
“Factoring Indebtedness” has the meaning set forth in the Wolverine Credit Agreement as in effect on the ~~Closing~~Fourth Amendment Effective Date (without giving effect to any waiver, amendment, restatement, supplement or other modification or termination thereof).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds

“Form 8-K” means the periodic report on Form 8-K, required by the SEC, pursuant to the Exchange Act for reporting companies subject thereto.
“Form 10-K” means the annual report on Form 10-K, required by the SEC, pursuant to the Exchange Act for reporting companies thereunder.
“Form 10-Q” means the quarterly report on Form 10-Q, required by the SEC, pursuant to the Exchange Act for reporting companies thereunder.
“Fourth Amendment Effective Date” means September 25, 2025.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Group A Obligor,” “Group B Obligor”, “Group C Obligor” or “Group D Obligor” shall be determined as of any date with respect any single Obligor (other than a Special Obligor) and its Affiliates (if any) based on the short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings) and the table set forth in the definition of “Concentration Percentage”.
“Group E Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group E Obligor.
“GST/HST” means any goods and services tax/harmonized sales tax imposed under the Excise Tax Act (Canada).
“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary such Quebec assignment agreement constitute a universality of claims for the purposes of the Civil Code of Quebec and that all such registrations have been duly effected and are sufficient to render such Quebec assignment agreements opposable against third persons; and (v) all releases, estoppels and no-interest letters from any Person who has made a registration with the Register of Personal and Movable Real Rights (Quebec) that covers or purports to cover the Quebec Receivables which are to be sold by the Canadian Originator to the Seller, in each case in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables (including both Sold Receivables and Unsold Receivables) transferred (or purported to be transferred) to the Seller pursuant to the Sale Agreements.
“Receivables Transaction Attributed Indebtedness” has the meaning set forth in the Wolverine Credit Agreement as in effect on the ~~Closing~~Fourth Amendment Effective Date (without giving effect to any waiver, amendment, restatement, supplement or other modification or termination thereof).
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Register” has the meaning set forth in Section 14.03(b).
“Related Rights” has the meaning set forth in Section 1.1 of the applicable Sale Agreement, together with the benefit of all representations, warranties, indemnities and other covenants made under such Sale Agreement by any party thereto with respect to the applicable Receivables.
“Related Security” means, with respect to any Receivable:
(a)all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto;
(b)all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC and PPSA deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale Agreements” means the Canadian Sale Agreement and the U.S. Sale Agreement.

“Sale Date” means each of the following: (a) the Closing Date, (b) the last day of each Calculation Period to the extent that an Investment occurred during such Calculation Period, (c) the last day of each fiscal quarter of the Seller and (d) each other day (if any) designated as a “Sale Date” by the Seller in its discretion by prior written notice thereof to the Administrative Agent and each Purchaser; provided, however, that no Sale Date shall occur on or after the Termination Date.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, at the time of this agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, the Government of Canada or other relevant sanctions authority in any jurisdiction in which (a) any Wolverine Party or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Investments will be used, or (c) from which repayment of the Seller Obligations will be derived.
“Scheduled Termination Date” means ~~December 5, 2025~~September 25, 2028.
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.
“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1.0%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Sold Assets” has the meaning set forth in Section 2.01(b).
“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on each Monthly Report delivered hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 4.01(a).
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to pay its debts and other liabilities as they become due, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital in light of the contemplated business operations of such Person and after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Special Country” means a country listed on Schedule VI hereto as Special but only so long as ~~(i)~~ at least one of its transfer and convertibility assessment by S&P, foreign currency deposit ceiling by Moody’s and country ceiling by Fitch is at least “BBB-” (or the equivalent) ~~and (ii) it is an OECD Country~~;
provided, however, that any Special Country may be cancelled by the Administrative Agent or any Purchaser in its sole discretion upon not less than ten (10) days’ written notice to the Seller and the Administrative Agent and upon such cancellation such country shall cease to be a Special Country.
“Special Obligor” has the meaning set forth in the Fee Letter.

~~“Temporary Period” means the period commencing on June 30, 2023 and ending on (but  not including) December 31, 2023.~~
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Tier 1 Country” means a country listed on Schedule VI hereto as Tier 1 but only so long as (i) at least one of its transfer and convertibility assessment by S&P, foreign currency deposit ceiling by Moody’s and country ceiling by Fitch is at least “BBB-” (or the equivalent), and (ii) ~~it  is an OECD Country and (iii)~~ no Purchaser has determined, in its Permitted Discretion, that such country shall no longer constitute a “Tier 1 Country” and has provided the Master Servicer at least ten (10) days’ notice thereof.
“Tier 2 Country” means a country listed on Schedule VI hereto as Tier 2 (and any other country (if any) listed on Schedule VI hereto as Tier 1 but for which any Purchaser has determined, in its Permitted Discretion, that such country shall be a “Tier 2 Country” and has provided at least ten (10) days’ notice thereof to the Master Servicer) but only so long as (i) at least one of its transfer and convertibility assessment by S&P, foreign currency deposit ceiling by Moody’s and country ceiling by Fitch is at least “BBB-” (or the equivalent), and (ii) ~~it is an  OECD Country and (iii)~~ no Purchaser has determined, in its Permitted Discretion, that such country shall no longer constitute a “Tier 2 Country” and has provided the Master Servicer at least ten (10) days’ notice thereof.
“Tier 3 Country” means a country listed on Schedule VI hereto as Tier 3 (and any other country (if any) listed on Schedule VI hereto as Tier 1 or Tier 2 but for which any Purchaser has determined, in its Permitted Discretion, that such country shall be a “Tier 3 Country” and has provided at least ten (10) days’ notice thereof to the Master Servicer) (or at any time that Chile ceases to be a Special Country, Chile) but only so long as (i) (other than with respect to El Salvador or Turkey) at least one of its transfer and convertibility assessment by S&P, foreign currency deposit ceiling by Moody’s and country ceiling by Fitch is at least “BBB-” (or the equivalent), and (ii) ~~it is an OECD Country and (iii)~~ no Purchaser has determined, in its Permitted Discretion (or solely with respect to either El Salvador or Turkey, its sole discretion), that such country shall no longer constitute a “Tier ~~2~~3 Country” and has provided the Master Servicer at least ten (10) days’ notice thereof.
“Top Four Group E Obligors” means, at any time of determination, the four largest Group E Obligors by Outstanding Balance of Eligible Receivables at such time.
“Transaction Documents” means this Agreement, each Sale Agreement, the Control Agreements, the Fee Letter, each Subordinated Note, each Quebec Assignment, the Performance Guarantee, and all other certificates, instruments, UCC financing statements, PPSA financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II.
“U.S. Originator” means each Person that is a party to the U.S. Sale Agreement as an “Originator” thereunder.

“U.S. Originator Receivable” means each Receivable originated by a U.S. Originator.

“U.S. Person” means a United States person (within the meaning of Section 7701(a)(30) of the Code).
“U.S. Sale Agreement” means that certain U.S. Receivables Sale Agreement, dated as of the Closing Date, by and among the U.S. Originators, the Master Servicer and the Seller.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Weekly Report” means a report, in substantially the form of Exhibit J.
“Weighted Average Payment Term Adjuster” means, at any time, the ratio computed by dividing (a) the Calculated Weighted Average Payment Terms at such time minus 30, by (b) 30.
“Wells” has the meaning set forth in the preamble to this Agreement.
“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” means the Seller, Master Servicer, Performance Guarantor and Administrative Agent.
“Wolverine” has the meaning set forth in the preamble to this Agreement.
“Wolverine Credit Agreement” means that certain Credit Agreement, dated as of July 31, 2012, as amended and restated as of October 10, 2013, as further amended and restated as of July 13, 2015, as further amended as of September 15, 2016, as further amended and restated as of December 6, 2018, as further amended on May 5, 2020 ~~and~~, as further amended and restated on October ~~31~~21, 2021, and as further amended and restated on September 24, 2025 among Wolverine, as parent borrower, the additional borrowers party thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto, as such agreement may be amended, modified, supplemented or restated in accordance with its terms.
“Wolverine Credit Agreement Financial Covenants” means ~~(i) solely during the  Temporary Period,~~ the financial covenants set forth in Sections 7.1(a) and 7.1(b) of the Wolverine Credit Agreement as in effect on the ~~First Amendment Date and without giving effect~~

~~to any amendment, restatement, supplement, modification, waiver or termination thereof (unless  otherwise agreed to in writing by the Administrative Agent and each Purchaser in its sole  discretion) and (ii) at all other times, the financial covenants set forth in Sections 7.1(a) and  7.1(b) of the Wolverine Credit Agreement as in effect on the Closing~~Fourth Amendment Effective Date and without giving effect to any amendment, restatement, supplement, modification, waiver or termination thereof (unless otherwise agreed to in writing by the Administrative Agent and each Purchaser in its sole discretion).

“Wolverine Outdoors” means Wolverine Outdoors, Inc., a Michigan corporation.

“Wolverine Party” means the Seller, the Master Servicer, each Sub-Servicer, each Originator, Wolverine, Wolverine Outdoors, Parent and the Performance Guarantor.
“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).
“Yield and Fee Payment Date” means the 5th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of the applicable calendar month and (ii) thereafter, each calendar month and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) or, in the absence of any such selection, each calendar month.
“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof), the sum of Adjusted Daily One Month Term SOFR plus the Applicable Margin; provided, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be a rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the applicable “Yield Rate” for such Purchaser’s Capital as set forth above and (ii) the sum of the Alternative Base Rate in effect on such day plus the Applicable Margin; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

Agent and each Purchaser in the form of a Reduction Notice attached hereto as Exhibit E; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $500,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero and (ii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Yield and Fee Payment Date.
(e)The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Purchaser, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.
(f)In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of its Commitment as so reduced and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion). Upon receipt by the Administrative Agent of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, by paying such amounts to the Purchasers.
(g)Increases in Commitments. So long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, upon notice to the Administrative Agent and each Purchaser, the Seller may request on a one-time basis that the Purchasers ratably increase their respective Commitments, in an aggregate amount not to exceed $~~75,000,000~~25,000,000; provided, that such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice with respect to the Purchasers, the Seller (in consultation with the Administrative Agent and the Purchasers) shall specify (i) the aggregate amount of such increase and (ii) the time period within which such Purchasers and the Administrative Agent are requested to respond to the Seller’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Purchasers). Each of the Purchasers and the Administrative Agent shall notify the Seller and the Master Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to make such ratable increase in such Purchaser’s Commitment or otherwise agrees to any lesser increase in its Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Purchaser’s Commitment. In the event that one or more Purchasers fails to consent to all or any portion of any such request for an increase in its Commitment, the Seller may (in consultation with the Administrative Agent) request that any unaccepted portion of the requested

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

~~“Term SOFR Adjustment” means, for any calculation with respect to any Capital, a  percentage per annum equal to 0.10%.~~

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(g) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Seller and the Purchasers of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);
(b)the Master Servicer shall have delivered to the Administrative Agent and each Purchaser all Monthly Reports and Weekly Reports required to be delivered hereunder;
(c)the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iii), shall be satisfied;

the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Wolverine Party, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $~~50,000,000~~35,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any debtholder thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;
(j)the Performance Guarantor shall fail to perform in any material respect any of its obligations under the Performance Guarantee;
(k)the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Managers, on the Seller’s board of managers or (y) to timely notify the Administrative Agent of any replacement or appointment of any manager that is to serve as an Independent Manager on the Seller’s board of managers as required pursuant to Section 8.03(c) of this Agreement;
(l)either (i) the IRS shall file notice of a lien pursuant to Section 6321 or 6323 of the Code (or any similar state or local Tax lien) with regard to any assets of the Seller, any Originator or the Parent or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or 4068 of ERISA with regard to any of the assets of any Wolverine Party;
(m)(i) an ERISA Event or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; or (iii) the PBGC shall institute proceedings to terminate any Pension Plan and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;
(n)[reserved];

(o)(i) a Purchase and Sale Termination Event shall occur under any Sale Agreement or (ii) Receivables cease being sold or contributed to the Seller pursuant to any Sale Agreement;
(p)the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;
(q)the Performance Guarantee shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder;
(r)any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Wolverine Party (or any of their respective Affiliates) shall so state in writing;
(s)[reserved];
(t)(i) one or more judgments or decrees shall be entered against any Wolverine Party involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $~~50,000,000  or~~35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) one or more judgments, orders, or decrees shall be entered against the Seller involving in the aggregate a liability of $10,000 or more; or
(u)either of the Wolverine Credit Agreement Financial Covenants shall at any time be breached;
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Purchasers shall) by notice to the Seller declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date and the Seller Obligation Final Due Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC, PPSA and under other Applicable Law, which rights and remedies shall be cumulative; provided, that the Administrative Agent will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date. Any proceeds from liquidation of the Sold Assets and Seller Collateral shall be applied in the order of priority set forth in Section 4.01.

SCHEDULE II
Lock-Boxes, Collection Accounts and Collection Account Banks

U.S. Collection Account Bank	U.S. Collection Account Number	Associated U.S. Lock-Box (if any)
JPMorgan Chase Bank, N.A.	193122839	25759
JPMorgan Chase Bank, N.A.	663216005	28162
JPMorgan Chase Bank, N.A.	905702756	N/A

Canadian Collection Account Bank	Canadian Collection Account Number	Associated Canadian Lock-Box (if any)
JPMorgan Chase Bank, N.A.	4683000213	15297

SCHEDULE VI
Approved Foreign Jurisdictions and their Tiers

Individual Allowable Percentage	Country Tier
5.00%	1
5.00%	2
2.50%	3
3.50%	S

Country	Tier #	Country	Tier #
Australia	1	Aruba	3
Austria	1	Bermuda	3
Belgium	1	Chile	Special
Denmark	1	China	3
France	1	Colombia	3
Germany	1	Croatia	3
Ireland	1	Curacao	3
Israel	1	Czech Republic	3
Japan	1	El Salvador	3
~~Japan~~ Luxembourg	1	India	3
~~Luxembourg~~ Netherlands	1	Indonesia	3
~~Netherlands~~ New Zealand	1	Kuwait	3
~~New Zealand~~ Norway	1	Latvia	3
~~Norway~~ Singapore	1	Malaysia	3
~~Singapore~~ Sweden	1	Panama	3
~~Sweden~~ Switzerland	1	Peru	3
~~Switzerland~~	~~1~~	Philippines	3
Country	Tier #	Qatar	3
~~Country~~ Greece	~~Tier #~~2	Saudi Arabia	3
Hong Kong	2	Slovenia	3
Italy	2	Thailand	3

Mexico	2	Turkey	3
~~Mexico~~ Poland	2	Uruguay	3
~~Poland~~ Portugal	2	Utd.Arab.Emir.	3
~~Portugal~~	~~2~~
South Korea	2
Spain	2
Taiwan	2

SCHEDULE VII
Fiscal Calendar

~~2022~~
2025

“Fiscal Period”
(Based on Wolverine’s fiscal
calendar)

	Start	End
Period 1	~~6-Jan-21~~31-Dec-24	~~5-Feb-22~~1-Feb-25
Period 2	~~6-Feb-22~~2-Feb-25	~~5-Mar-22~~1-Mar-25
Period 3	~~6-Mar-22~~2-Mar-25	~~2-Apr-22~~29-Mar-25
Period 4	~~3-Apr-22~~30-Mar-25	~~7-May-22~~3-May-25
Period 5	~~8-May-22~~4-May-25	~~4-Jun-22~~31-May-25
Period 6	~~5-Jun-22~~1-Jun-25	~~2-Jul-22~~28-Jun-25
Period 7	~~3-Jul-22~~29-Jun-25	~~8-Aug-22~~2-Aug-25
Period 8	~~9-Aug-22~~3-Aug-25	~~3-Sep-22~~30-Aug-25
Period 9	~~4-Sep-22~~31-Aug-25	~~1-Oct-22~~27-Sep-25
Period 10	~~2-Oct-22~~28-Sep-25	~~5-Nov-22~~1-Nov-25
Period 11	~~6-Nov-22~~31-Oct-25	~~3-Dec-22~~29-Nov-25
Period 12	~~4-Dec-22~~30-Nov-25	~~31-Dec-22~~3-Jan-26

~~2023~~
2026

“Fiscal Period”
(Based on Wolverine’s fiscal
calendar)

	Start	End
Period 1	~~1-Jan-23~~4-Jan-26	~~4-Feb-23~~7-Feb-26
Period 2	~~5-Feb-23~~8-Feb-26	~~4-Mar-23~~7-Mar-26
Period 3	~~5-Mar-23~~8-Mar-26	~~1-Apr-23~~4-Apr-26
Period 4	~~2-Apr-23~~5-Apr-26	~~6-May-23~~9-May-26
Period 5	~~7-May-23~~10-May-26	~~3-Jun-23~~6-Jun-26
Period 6	~~4-Jun-23~~7-Jun-26	~~1-Jul-23~~4-Jul-26
Period 7	~~2-Jul-23~~5-Jul-26	~~5-Aug-23~~8-Aug-26
Period 8	~~6-Aug-23~~9-Aug-28	~~2-Sep-23~~5-Sep-26
Period 9	~~3-Sep-23~~6-Sep-26	~~30-Sep-23~~3-Oct-26
Period 10	~~1-Oct-23~~4-Oct-26	~~4-Nov-23~~7-Nov-26
Period 11	~~5-Nov-23~~8-Nov-26	~~2-Dec-23~~5-Dec-26
Period 12	~~3-Dec-23~~6-Dec-26	~~30-Dec-23~~2-Jan-27

~~2024~~
2027

“Fiscal Period”
(Based on Wolverine’s fiscal
calendar)

	Start	End
Period 1	~~31-Dec-23~~3-Jan-27	~~3-Feb-24~~6-Feb-27
Period 2	~~4-Feb-24~~7-Feb-27	~~2-Mar-24~~6-Mar-27
Period 3	~~3-Mar-24~~7-Mar-27	~~30-Mar-24~~3-Apr-27
Period 4	~~31-Mar-24~~4-Apr-27	~~4-May-24~~8-May-27
Period 5	~~5-May-24~~9-May-27	~~1-Jun-24~~5-Jun-27
Period 6	~~2-Jun-24~~6-Jun-27	~~29-Jun-24~~3-Jul-27
Period 7	~~30-Jun-24~~4-Jul-27	~~3-Aug-24~~7-Aug-27
Period 8	~~4-Aug-24~~8-Aug-27	~~31-Aug-24~~4-Sep-27
Period 9	~~1-Sep-24~~5-Sep-27	~~28-Sep-24~~2-Oct-27
Period 10	~~29-Sep-24~~3-Oct-27	~~2-Nov-24~~6-Nov-27
Period 11	~~3-Nov-24~~7-Nov-27	~~30-Nov-24~~4-Dec-27
Period 12	~~31-Nov-24~~5-Dec-27	~~28-Dec-24~~1-Jan-28

~~2025~~
2028

“Fiscal Period”
(Based on Wolverine’s fiscal
calendar)

	Start	End
Period 1	~~31-Dec-24~~2-Jan-28	~~1-Feb-25~~5-Feb-28
Period 2	~~2-Feb-25~~6 Feb-28	~~1-Mar-25~~4-Mar-28
Period 3	~~2-Mar-25~~5-Mar-28	~~29-Mar-25~~1-Apr-28
Period 4	~~30-Mar-25~~2-Apr-28	~~3-May-25~~6-May-28
Period 5	~~4-May-25~~7-May-28	~~31-May-25~~3-Jun-28
Period 6	~~1-Jun-25~~4-Jun-28	~~28-Jun-25~~1-Jul-28
Period 7	~~29-Jun-25~~2-Jul-28	~~2-Aug-25~~5-Aug-28
Period 8	~~3-Aug-25~~6-Aug-28	~~30-Aug-25~~2-Sep-28
Period 9	~~31-Aug-25~~3-Sep-28	~~27-Sep-25~~30-Sep-28
Period 10	~~28-Sep-25~~1-Oct-28	~~1-Nov-25~~4-Nov-28
Period 11	~~31-Oct-25~~5-Nov-28	~~29-Nov-25~~2-Dec-28
Period 12	~~30-Nov-25~~3-Dec-28	~~3-Jan-26~~30-Dec-28